Exhibit 99.1

Press Release

Investor / Media contact:
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com

Cincinnati Bell Inc. Reports Strong Financial Results
for the Fourth Quarter and Full Year 2004

Exceeds net debt reduction goal, achieves a 73 percent increase in “super bundle”
subscribers and a 31 percent increase in DSL subscribers

CINCINNATI — February 15, 2005 — Cincinnati Bell Inc. (NYSE:CBB) today announced revenue of $300 million, operating income of $63 million, and net income of $21 million, or $0.07 per diluted share, for the fourth quarter of 2004. Reported results reflect the impact of two special items recorded during the quarter: a non-cash income tax benefit of $13 million related to a change in estimated future tax benefits, and an $11 million restructuring charge, of which $1 million was cash, related to the company’s previously announced restructuring plan. Excluding the restructuring charge and the tax benefit, the company generated quarterly operating income of $75 million and net income of $16 million, or $0.05 per diluted share.

For the year ended December 31, the company reported revenue of $1,207 million, operating income of $299 million and net income of $64 million, or $0.21 per diluted share. Excluding restructuring charges and tax benefits, operating income totaled $311 million and net income was $59 million, or $0.20 per diluted share. Capital expenditures were $134 million, or 11 percent of revenue, for 2004.

Highlights for the Year 2004

“This year our core customers were not only well satisfied, they demonstrated increased confidence in us by expanding their commitments to our products and services,” said

Jack Cassidy, president and chief executive officer of Cincinnati Bell Inc. This success, combined with our recently announced refinancing plan, strengthens our cash flows and allows us to accelerate debt reduction to the benefit of our shareholders and our future competitive strength.”

In 2004, Cincinnati Bell:

•	Continued to de-lever the company, reducing net debt* by $149 million and exceeding its goal of approximately $140 million in 2004. Net debt of $2,112 million was 7 percent less than at the end of 2003. The company also produced $167 million of free cash flow**, which was 82 percent more than in 2003 and exceeded guidance by $7 million.

•	Defended its core franchise through bundling, adding 52,000 net subscribers to its Custom Connections “super bundle” which offers local, long distance, wireless and/or DSL. The company finished the year with 123,000 super bundle subscribers, or 73 percent more than at the end of the prior year. Additionally, total access lines declined by 1.6 percent versus the end of 2003, a full percentage point improvement over the 2.6 percent annual decline reported in the prior year as the company saw little impact from cable telephony competition. Combining access lines and DSL lines, the company added 16,000 net new total connections for the year.

•	Grew its business by adding 31,000 Digital Subscriber Line (DSL) subscribers, or 26 percent more than were added in 2003, which is within the guidance range of 30,000 to 35,000 DSL net additions. The company finished the year with 131,000 DSL subscribers, or 31 percent more than at the end of 2003. Cincinnati Bell increased its DSL penetration by 4 points, to 14 percent of total access lines at year-end.

•	Met or exceeded financial guidance for the year:

Category	2004 Guidance	2004 Actual
Net debt reduction	Approximately $140 million	$149 million
EBITDA***	$485 to $505 million	$501 million, excluding a $3 million non-cash adjustment to wireless rent expense
Revenue decline, excl. Broadband Services	Low single-digit	4 percent

Category	2004 Guidance	2004 Actual
DSL net additions	30,000 to 35,000	31,000
Effective tax rate	50 percent, with approximately $5 million in cash income tax payments	36 percent (including non-cash tax benefits), with $2 million in cash income tax payments
Capital expenditures	10 to 12 percent of revenue	11 percent of revenue
Net access line decline	Below 2 percent	1.6 percent
Wireless net additions	10,000 to 20,000	7,000

Highlights for the Fourth Quarter 2004

     “DSL adoption and service bundling continue to be success stories for Cincinnati Bell,” said Cassidy. “DSL growth continues to help offset traditional access line losses, while 78 percent of in-territory consumer DSL activations and 76 percent of in-territory consumer postpaid wireless activations came as part of the bundle.”

In the fourth quarter, Cincinnati Bell:

•	Posted DSL net additions of 8,000, up 15 percent from the fourth quarter of 2003.

•	Added 10,000 net subscribers to its Custom Connections “super-bundle.” Twenty percent of the company’s in-territory consumer households are now super-bundle customers. This helped to increase in-territory consumer revenue per household 5 percent versus the fourth quarter of 2003, to a total of approximately $77 per month.

•	Improved postpaid wireless churn to 2.78 percent, a 0.9 point improvement versus the third quarter of 2004.

Financial Results

     “During 2004, Cincinnati Bell exceeded its net debt reduction goal while at the same time continuing to make the investments necessary to operating a world-class telecommunications company. We continue to generate strong cash flow for de-levering the company while remaining the pre-eminently positioned competitive force in our market,” said Brian Ross, Cincinnati Bell Inc.’s chief financial officer.

Revenue

For the fourth quarter, revenue of $300 million was flat versus the fourth quarter of 2003 when excluding the impact of the sale of substantially all of the out-of-territory assets of the company’s Hardware and Managed Services segment. This sale resulted in a decrease in revenue of $11 million.

For the year, excluding the Broadband segment, revenue decreased $49 million, or 4 percent, versus 2003. Of this decrease, $33 million was due primarily to the sale of substantially all of the out-of-territory assets of CBTS, while $13 million was due to a decline in local service revenue resulting from a decrease in access lines. On a consolidated basis, revenue of $1,207 million declined 23 percent, or $351 million, versus 2003, primarily due to the sale of substantially all of the company’s broadband assets in 2003.

Operating Income

For the fourth quarter, operating income, excluding restructuring charges, was $75 million, which was 22 percent, or $14 million, higher than the fourth quarter of 2003. This increase was primarily due to an $8 million decrease in asset impairments and other charges, a $6 million decrease in depreciation, a $5 million decrease in the cost of long distance minutes in the Other segment and a $3 million decrease in operating taxes in the Local segment, partially offset by a $3 million increase in non-cash rent expense in the Wireless segment and the decline in revenue. The increase in rent expense was due to a non-cash, non-recurring adjustment to account for the terms of cell site ground leases and the amortization periods of their respective leasehold improvements consistently.

For the year, excluding the Broadband segment, operating income decreased 15 percent, or $51 million, primarily due to a $23 million increase in wireless and DSL customer acquisition expenses, a $20 million increase in depreciation and amortization and a $5 million increase in restructuring charges. On a consolidated basis, operating income of $299 million decreased 56 percent, or $385 million, versus 2003, primarily due to a $332 million decrease in gain on the sale of substantially all of the broadband assets.

Local Communications Services

Cincinnati Bell’s Local segment, which includes the operations of the company’s local-exchange subsidiary, Cincinnati Bell Telephone (CBT), produced revenue of $191 million for the fourth quarter, down 1 percent versus the fourth quarter of 2003, as higher DSL revenue partially offset declining voice revenue. For the year, CBT recorded $762 million in revenue, a 2 percent decrease versus 2003, as higher DSL revenue partially offset lower voice and wiring revenue. In 2004, DSL revenue increased 29 percent versus the prior year, driven by a 31 percent increase in subscribers over the same period.

The Local segment produced operating income, excluding restructuring charges, of $73 million for the fourth quarter, a 6 percent, or $4 million, increase versus the fourth quarter of 2003. This increase was primarily due to a $3 million decrease in operating taxes and a $4 million decrease in depreciation, partially offset by the decline in revenue. For the year, the Local segment reported operating income, excluding restructuring charges, of $290 million, up 1 percent, or $2 million, versus 2003. The increase was due primarily to a $9 million decrease in depreciation and a $7 million decrease in operating taxes, partially offset by a $5 million increase in customer acquisition expense and the decline in revenue.

CBT finished the year with 970,000 total access lines, a 1.6 percent decline versus the prior year, a full percentage point improvement over the 2.6 percent decline reported in 2003. This improvement was due primarily to the addition of 21,000 out-of-territory lines in 2004, which was 18,000 more than were added in 2003. This increase in out-of-

territory lines was primarily due to the launch of local service in the Dayton market, where Cincinnati Bell sells local service bundled with wireless and long distance service. These out-of-territory lines partially offset the decline of 37,000 in-territory lines. The decrease in in-territory lines was primarily due to wireless and broadband substitution, disconnects for non-payment and, to a lesser degree, cable telephony competition. Combining the in and out-of-territory lines with the increase of 31,000 DSL subscribers, Cincinnati Bell reported a net increase of 16,000 total connections versus the end of 2003.

Capital investment was $21 million for fourth quarter and $80 million, or 11 percent of revenue, for the year.

Wireless Services

Cincinnati Bell Wireless (CBW) reported revenue of $64 million in the fourth quarter, up 3 percent versus the fourth quarter of 2003, as increases in equipment, data and prepaid voice revenue offset lower postpaid voice revenue. For the year, CBW produced revenue of $262 million, up 1 percent versus 2003, for substantially the same reasons. In 2004, CBW increased wireless data revenue 62 percent, or $6 million, to $15 million, or 6 percent of service revenue.

The operating loss for the quarter was $9 million, an $8 million greater loss than the fourth quarter of 2003. This was due in part to the $3 million non-cash, non-recurring adjustment to rent expense described above. CBW also reported a $2 million increase in customer acquisition cost related to a 10 percent increase in gross activations, as well as a $2 million increase in depreciation, amortization and asset write-downs.

For the year, the operating loss was $1 million, a $62 million decrease in operating income versus 2003. This decrease was due primarily to a $35 million increase in depreciation, amortization and asset write-offs, all related to the company’s transition from TDMA to GSM technology, an $18 million increase in customer acquisition cost related to a 27 percent increase in gross activations, the $3 million non-cash adjustment to rent expense mentioned above and a $4 million increase in customer care expenses and operating taxes, with the remainder due to the decline in postpaid voice revenue.

In the fourth quarter, the company posted gross activations of 70,000, a 10 percent increase versus the fourth quarter of 2003. Seventy-six percent of consumer postpaid activations in Cincinnati came as part of the bundle. Cincinnati Bell also reported net subscriber additions of 2,000. Postpaid churn finished the quarter at 2.78 percent, which was a 0.9 point improvement versus the third quarter of 2004. The churn improvement was due primarily to improvements in network quality as the company transitions from TDMA to GSM technology.

For the year, gross activations of 243,000 increased 27 percent versus 2003. Net activations of 7,000 were 3,000 higher than in 2003.

For the quarter, postpaid Average Revenue Per User (ARPU****) was $51, a 7 percent decrease, while prepaid ARPU was $19, a 12 percent increase, both versus the fourth quarter of 2003. Postpaid ARPU declined due to customer migration to lower ARPU plans as well as lower roaming revenue.

Capital investment was $10 million, or 15 percent of revenue, in the fourth quarter. For the year, capital investment was $32 million, or 12 percent of revenue. Cincinnati Bell finished the year with 481,000 subscribers, 207,000 of which were on the company’s GSM network, which the company launched in the fourth quarter of 2003.

Hardware and Managed Services

For the fourth quarter, revenue in the Hardware and Managed Services segment of $34 million increased 3 percent versus the fourth quarter of 2003, excluding revenue associated with the out-of-territory assets of Cincinnati Bell Technology Solutions (CBTS). This increase was due primarily to strong hardware sales to enterprise customers and increased managed services revenue driven by the implementation of a data center in the third quarter of 2004. Including the revenue associated with the out-of-territory assets of CBTS, revenue declined 23 percent versus the fourth quarter of 2003.

For the year, excluding revenue associated with the sale of substantially all of the out-of-territory assets of CBTS, revenue increased 5 percent, or $5 million, compared to 2003, due to strong hardware sales. Including the impact of the sold assets, revenue declined by 17 percent versus 2003.

For the fourth quarter, operating income of $3 million declined $2 million from the fourth quarter of 2003 primarily due to lower margins on equipment sales and also due to the sale of the out-of-territory assets. For the year, operating income of $13 million was down $5 million versus 2003, for substantially the same reasons. The segment reported capital investment of $2 million in the quarter. The segment had capital investment of $16 million for the year, substantially all related to an investment in a data center in the third quarter of 2004. Virtually all of the data center space is currently under long-term service contracts with enterprise customers.

Other Communications Services

Other Communications Services, which includes Cincinnati Bell’s voice long distance and public payphone operations, reported revenue of $20 million for the fourth quarter, 4 percent, or $1 million, higher than the same quarter a year ago. This increase was due primarily to a 10 percent, or $2 million, increase in long distance revenue, which was partially offset by a decline in payphone revenue. Long distance revenue increased due to the company’s bundling efforts in and out-of-territory, while payphone revenue decreased primarily due to the sale of substantially all of the segment’s out-of-territory and correctional institution payphones in the fourth quarter of 2004.

For the year, the Other segment produced revenue of $79 million, or 3 percent less than in 2003. This decrease was due primarily to a 17 percent decrease in payphone revenue as a result of the sale of payphones mentioned above.

The Other segment produced $6 million in operating income for the quarter as compared to break-even performance in the fourth quarter of 2003. This improvement was primarily due to a $4 million asset impairment in the payphone business recorded in the fourth quarter of 2003 and not repeated in the fourth quarter of 2004, as well as a substantial decrease in the cost of long distance minutes. For the year, the Other segment reported operating income of $18 million, up $11 million from 2003, for substantially the same reasons.

CBAD’s Cincinnati market share of CBT access lines for which a long distance carrier is selected was 76 percent in the consumer market and 48 percent in the business market at the end of the year, improvements of 5 points and 3 points, respectively, versus the prior year.

Broadband

The Broadband segment produced no revenue in the quarter, due to the sale of substantially all of the company’s broadband assets in 2003. There are no longer any meaningful operations in this segment. The remaining activity relates to the disposition of remaining liabilities associated with the broadband sale. At the end of 2004, the company had $24 million in such liabilities. For the year, the company eliminated $38 million of such liabilities, using $26 million in cash. The Broadband segment reported operating income of $6 million for the fourth quarter of 2004, entirely due to favorable adjustments to liabilities and reserves.

2005 Guidance

The company provides the following guidance for 2005 results:

Category	2005 Guidance
Revenue	Low single-digit percent decline
EBITDA	$480 to $490 million, including approximately $20 million in incremental non-cash expense related to post-retirement medical benefits and employee stock options
Capex	Approximately 12 percent of revenue
Free cash flow	Approximately $145 million, including approximately $20 million in financing fees

Use of Non-GAAP Financial Measures

*The company has presented certain information regarding net debt in the preceding discussion because the company believes net debt provides a useful measure of a company’s liquidity and financial health. Net debt is defined by the company as the sum of the face amount of short-term and long-term debt, offset by cash and cash equivalents. A detailed reconciliation of the company’s net debt to comparable GAAP financial measures is given in the attached financial information.

**The company has presented certain information regarding free cash flow in the preceding discussion because the company believes cash flow provides a useful measure of a company’s operational performance, liquidity and financial health. Free cash flow is defined by the company as SFAS 95 cash provided by (used in) operating, financing and investing activities, less changes in restricted cash in operating activities, issuance and repayment of long-term debt in financing activities, short-term borrowings (repayments) in financing activities and proceeds from the sale of discontinued operations and assets in investing activities. Cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with cash flow as defined by other companies. A detailed reconciliation of the company’s free cash flow to comparable GAAP financial measures is given in the attached financial information.

*** The company has presented certain information regarding EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) because the company believes EBITDA provides a useful measure of the company’s operational performance. EBITDA is defined by the company as GAAP Operating Income plus depreciation, amortization, restructuring charges, asset impairments, gain on the sale of assets and other special items. EBITDA should not be considered as an alternative to comparable GAAP measures of profitability. A detailed reconciliation of the company’s EBITDA to comparable GAAP financial measures is provided in the tables distributed with this release.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because Cincinnati Bell Inc. management uses this information when evaluating the company’s results of operations and cash flow and believes that this information provides the users of the financial statements with additional and useful comparisons of the company’s current results of operations and cash flows with past and future periods.

****The company has presented certain information regarding average revenue per user (ARPU) because the company believes ARPU provides a useful measure of the operational performance of the wireless business. ARPU is calculated by dividing service revenue by our average subscriber base for the respective period. For a given period, the average subscriber base is calculated by adding subscribers at the beginning of the period to subscribers at the end of the period and dividing the sum by two.

Conference Call/Webcast

Cincinnati Bell Inc. will host a conference call discussing its fourth quarter 2004 results on Tuesday, February 15, 2005 at 11:00 a.m. EST, which will be webcast on the company’s website at www.cincinnatibell.com. The dial-in number for the conference call is 1-877-641-0086. International callers may dial 678-460-1867. A taped replay of the conference call will be available one hour after the conclusion of the teleconference until 5 p.m. (EST) on February 23, 2005. For U.S. callers, the replay will be available at 888-284-7564. For international callers, the replay will be available at 678-460-1866. The replay reference number is 156100.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Safe Harbor Note

Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, any statements, projections or estimates that include or reference the words “believes,” “anticipates,” “plans,” “intends,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act.

Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but not limited to, Cincinnati Bell’s ability to maintain its market position in communications services, including for wireless, wireline and internet services, general economic trends affecting the purchase or supply of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator, restrictions imposed under our various credit facilities and debt instruments, work stoppages caused by labor disputes, adjustments resulting from year-end audit procedures and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company’s recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s annual Form 10-K report, quarterly Form 10-Q reports and Forms 8-K. The forward-looking statements included in this release represent the company’s estimates as of February 15, 2005. The company anticipates that subsequent events and developments will cause its estimates to change.

###

Cincinnati Bell Inc.
Consolidated Statements of Income
(Unaudited)

     (in millions - except per share amounts)

	For the Three Months			For the Twelve Months
	Ended December 31,		%	Ended December 31,		%
	2004	2003	Change	2004	2003	Change
Revenue	$299.8	$311.2	(4%)	$1,207.1	$1,557.8	(23%)
Costs & Expenses
Cost of Services and Products	120.0	130.3	(8%)	481.4	681.5	(29%)
Selling, General & Administrative	62.0	62.2	(0%)	227.6	353.1	(36%)
Depreciation and Amortization	45.0	48.7	(8%)	187.7	169.7	11%
Restructuring	11.4	0.8	n/m	11.6	(2.6)	n/m
Asset Impairments and Other Charges	1.7	9.5	(82%)	3.2	8.8	(64%)
Gain on Sale of Broadband Assets	(3.7)	(0.4)	n/m	(3.7)	(336.7)	(99%)

Operating Income	63.4	60.1	5%	299.3	684.0	(56%)
Minority Interest Expense (Income)	(2.0)	(0.3)	n/m	(0.5)	42.2	(101%)
Other Income, Net	(3.2)	(26.4)	(88%)	(3.8)	(9.6)	-
Interest Expense and Other Financing Costs	51.3	60.4	(15%)	203.3	234.2	(13%)

Income before Income Taxes and Cumulative Effect of in Change Accounting Principle	17.3	26.4	-	100.3	417.2	(76%)
Income Tax Expense (Benefit)	(3.6)	(816.6)	n/m	36.1	(828.8)	(104%)

Income before Cumulative Effect of Change in Accounting Principle	20.9	843.0	(98%)	64.2	1,246.0	(95%)
Cumulative Effect of Change in Accounting Principle, Net of Taxes	-	-	n/m	-	85.9	n/m

Net Income	20.9	843.0	(98%)	64.2	1,331.9	(95%)
Preferred Stock Dividends	2.6	2.6	-	10.4	10.4	-

Net Income Applicable to Common Shareowners	$18.3	$840.4	(98%)	$53.8	$1,321.5	(96%)

Basic Earnings Per Common Share
Income before Cumulative Effect of Change in Accounting Principle	$0.07	$3.44		$0.22	$5.44
Cumulative Effect of Change in Accounting Principle, Net of Taxes	-	-		-	0.38
Net Earnings Per Common Share	$0.07	$3.44		$0.22	$5.82

Diluted Earnings Per Common Share
Income before Cumulative Effect of Change in Accounting Principle	$0.07	$3.17		$0.21	$5.02
Cumulative Effect of Change in Accounting Principle, Net of Taxes	-	-		-	0.34
Net Earnings Per Common Share	$0.07	$3.17		$0.21	$5.36

Weighted Average Common Shares Outstanding
- Basic	245.2	244.3		245.1	226.9
- Diluted	248.6	267.6		250.5	253.3

Cincinnati Bell Inc.
Segment Information
(Unaudited)

(dollars in millions)	For the Three Months			For the Twelve Months
	Ended December 31,		%	Ended December 31,		%
	2004	2003	Change	2004	2003	Change
Local
Revenue
Voice	$128.3	$132.6	(3%)	$519.8	$536.6	(3%)
Data	52.2	49.6	5%	203.9	196.3	4%
Other services	10.3	9.5	8%	38.0	41.6	(9%)

Total revenue	190.8	191.7	(0%)	761.7	774.5	(2%)
Operating Costs and Expenses:
Cost of services and products	54.8	57.0	(4%)	220.2	232.2	(5%)
Selling, general and administrative	34.9	33.3	5%	134.8	128.8	5%
Depreciation	27.6	31.8	(13%)	117.2	125.7	(7%)
Restructuring	10.2	4.5	127%	10.4	4.5	131%
Asset impairments and other charges	—	0.3	n/m	—	0.6	n/m

Total operating costs and expenses	127.5	126.9	0%	482.6	491.8	(2%)

Operating income	$63.3	$64.8	(2%)	$279.1	$282.7	(1%)

Wireless

Revenue
Service	$57.2	$58.7	—	$242.0	$246.4	(2%)
Equipment	7.1	3.9	82%	19.7	13.1	50%

Total revenue	64.3	62.6	3%	261.7	259.5	—
Operating Costs and Expenses:
Cost of services and products	37.5	32.4	16%	133.2	110.5	21%
Selling, general and administrative	17.7	15.1	17%	56.5	50.0	13%
Depreciation	14.4	15.8	(9%)	58.3	38.3	52%
Amortization	2.0	0.1	n/m	9.1	0.5	n/m
Restructuring	0.1	0.1	—	0.1	—	n/m
Asset impairments and other charges	1.8	—	n/m	5.9	—	n/m

Total operating costs and expenses	73.5	63.5	16%	263.1	199.3	32%

Operating income	$(9.2)	$(0.9)	n/m	$(1.4)	$60.2	n/m

Hardware & Mgd. Services
Revenue
Hardware	$17.1	$25.1	(32%)	$74.0	$89.6	(17%)
Managed services	16.6	18.4	(10%)	60.7	73.2	(17%)

Total revenue	33.7	43.5	(23%)	$134.7	162.8	(17%)
Operating Costs and Expenses:
Cost of services and products	25.5	32.1	(21%)	104.7	121.4	(14%)
Selling, general and administrative	4.4	6.7	(34%)	16.7	24.3	(31%)
Depreciation	0.5	0.2	150%	1.1	0.7	57%
Restructuring	0.6	—	n/m	0.6	—	n/m
Asset impairments and other charges	—	—	—	(1.1)	—	n/m
Gain on sale of assets	—	0.1	n/m	—	(1.1)	n/m

Total operating costs and expenses	31.0	39.1	(21%)	122.0	145.3	(16%)

Operating income	$2.7	$4.4	(39%)	$12.7	$17.5	(27%)

Other
Revenue	$20.0	$19.4	—	$78.6	$81.1	(3%)
Costs and Expenses:
Cost of services and products	9.1	12.9	(29%)	44.5	54.1	(18%)
Selling, general and administrative	4.2	2.6	62%	14.3	14.8	(3)
Depreciation and amortization	0.5	0.6	(17%)	1.7	2.1	(19%)
Restructuring	0.2	—	n/m	0.2	—	n/m
Asset impairments and other charges	(0.1)	3.5	n/m	(0.1)	3.6	n/m

Total costs and expenses	13.9	19.6	(29%)	60.6	74.6	(19%)

Operating income	$6.1	$(0.2)	n/m	$18.0	$6.5	n/m

Broadband
Revenue
Broadband transport	—	—	—	—	159.3	n/m
Switched voice services	—	—	—	—	111.9	n/m
Data and Internet	—	—	—	—	59.5	n/m
Other services	—	—	—	—	1.7	n/m

Total revenue	—	—	—	—	332.4	n/m

Costs and Expenses:
Cost of services and products	—	—	—	—	202.8	n/m
Selling, general and administrative	(1.0)	1.8	n/m	(3.7)	125.2	(103%)
Depreciation	—	—	—	—	1.9	n/m
Restructuring	(1.8)	(7.8)	(77%)	(1.8)	(11.1)	(84%)
Asset impairments and other charges	0.1	5.7	(98%)	(1.5)	5.8	n/m
Gain on sale of broadband assets	(3.7)	(0.4)	n/m	(3.7)	(336.7)	(99%)

Total costs and expenses	(6.4)	(0.7)	n/m	(10.7)	(12.1)	(12%)

Operating income	$6.4	$0.7	n/m	$10.7	$344.5	(97%)

Cincinnati Bell Inc.
Segment Information
(Unaudited)

(dollars in millions)	For the Three Months			For the Twelve Months
	Ended December 31,		%	Ended December 31,		%
	2004	2003	Change	2004	2003	Change
Revenue
Local	$190.8	$191.7	(0%)	$761.7	$774.5	(2%)
Wireless	64.3	62.6	3%	261.7	259.5	—
Hardware & Mgd. Services	33.7	43.5	(23%)	134.7	162.8	(17%)
Other	20.0	19.4	3%	78.6	81.1	(3%)
Broadband	—	—	—	—	332.4	n/m
Corporate and eliminations	(9.0)	(6.0)	50%	(29.6)	(52.5)	(44%)
Total Revenue	$299.8	$311.2	(4%)	$1,207.1	$1,557.8	(23%)

Cost of Services and Products
Local	$54.8	$57.0	(4%)	$220.2	$232.2	(5%)
Wireless	37.5	32.4	16%	133.2	110.5	21%
Hardware & Mgd. Services	25.5	32.1	(21%)	104.7	121.4	(14%)
Other	9.1	12.9	(29%)	44.5	54.1	(18%)
Broadband	—	—	—	—	202.8	n/m
Corporate and eliminations	(6.9)	(4.1)	68%	(21.2)	(39.5)	(46%)
Total Cost of Services and Products	$120.0	$130.3	(8%)	$481.4	$681.5	(29%)

Selling, General & Administrative
Local	$34.9	$33.3	5%	$134.8	$128.8	5%
Wireless	17.7	15.1	17%	56.5	50.0	13%
Hardware & Mgd. Services	4.4	6.7	(34%)	16.7	24.3	(31%)
Other	4.2	2.6	62%	14.3	14.8	(3%)
Broadband	(1.0)	1.8	n/m	(3.7)	125.2	n/m
Corporate and eliminations	1.8	2.7	(33%)	9.0	10.0	(10%)
Total Selling, General & Administrative	$62.0	$62.2	(0%)	$227.6	$353.1	(36%)

Depreciation and Amortization
Local	$27.6	$31.8	(13%)	$117.2	$125.7	(7%)
Wireless	16.4	15.9	3%	67.4	38.8	74%
Hardware & Mgd. Services	0.5	0.2	150%	1.1	0.7	57%
Other	0.5	0.6	(17%)	1.7	2.1	(19%)
Broadband	—	—	—	—	1.9	n/m
Corporate and eliminations	—	0.2	n/m	0.3	0.5	(40%)
Total Depreciation and Amortization	$45.0	$48.7	(8%)	$187.7	$169.7	11%

Restructuring
Local	$10.2	$4.5	127%	$10.4	$4.5	131%
Wireless	0.1	0.1	—	0.1	—	n/m
Hardware & Mgd. Services	0.6	—	n/m	0.6	—	n/m
Other	0.2	—	n/m	0.2	—	n/m
Broadband	(1.8)	(7.8)	(77%)	(1.8)	(11.1)	(84%)
Corporate and eliminations	2.1	4.0	(48%)	2.1	4.0	(48%)
Total Restructuring	$11.4	$0.8	n/m	$11.6	$(2.6)	n/m

Asset Impairments and Other Charges (Credits)
Local	$—	$0.3	n/m	$—	$0.6	n/m
Wireless	1.8	—	n/m	5.9	—	n/m
Hardware & Mgd. Services	—	—	—	(1.1)	(1.1)	—
Other	(0.1)	3.5	(103%)	(0.1)	0.1	n/m
Broadband	(3.6)	5.3	n/m	(5.2)	(330.9)	(98%)
Corporate and eliminations	(0.1)	—	n/m	—	—	—
Total Asset Impairments and Other Charges (Credits)	$(2.0)	$9.1	(122%)	$(0.5)	$(327.8)	(100%)

Operating Income
Local	$63.3	$64.8	(2%)	$279.1	$282.7	(1%)
Wireless	(9.2)	(0.9)	n/m	(1.4)	60.2	n/m
Hardware & Mgd. Services	2.7	4.4	(39%)	12.7	17.5	(27%)
Other	6.1	(0.2)	n/m	18.0	6.5	n/m
Broadband	6.4	0.7	n/m	10.7	344.5	(97%)
Corporate and eliminations	(5.9)	(8.7)	(32%)	(19.8)	(27.4)	(28%)
Total Operating Income	$63.4	$60.1	5%	$299.3	$684.0	(56%)

Cincinnati Bell Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions - except debt covenants and segment metric information)
	December 31,	December 31,
	2004	2003
Assets

Cash and Cash Equivalents	$24.9	$26.0
Receivables Net	$139.0	140.5
Materials and Supplies	$29.3	33.6
Other Current Assets	$66.6	59.3
Property, Plant and Equipment Net	851.1	898.8
Goodwill	40.9	40.9
Other Intangible Assets — Net	35.8	47.2
Noncurrent Deferred Tax Assets	654.6	696.9
Other Noncurrent Assets	119.2	130.3

Total Assets	$1,961.4	$2,073.5

Liabilities and Shareowners’ Deficit

Current Portion of Long-Term Debt	$30.1	$13.3
Current Portion of Unearned Revenue and Customer Deposits	42.5	41.5
Accounts Payable	58.9	64.5
Accrued Taxes	45.4	43.7
Other Current Liabilities	120.5	132.3
Long-Term Debt, Less Current Portion	2,111.4	2,274.5
Unearned Revenue, Less Current Portion	8.9	11.9
Other Noncurrent Liabilities	126.3	131.5
Minority Interest	39.2	39.7
Shareowners’ Deficit	(621.5)	(679.4)

Total Liabilities and Shareowners’ Deficit	$1,961.4	$2,073.5

Other Data:
Common Shares Outstanding at Balance Sheet Date	245.5	244.6
Net Debt	$2,112.4	$2,261.8
Credit Facility Availability	$377.7	$299.5

Debt Covenants:
Debt to EBITDA Ratio — Calculated	4.77	4.70
Debt to EBITDA Ratio — Required	5.75	6.20

Senior Secured Debt to EBITDA Ratio — Calculated	1.64	1.87
Senior Secured Debt to EBITDA Ratio — Required	3.50	4.00

Interest Coverage Ratio — Calculated	2.62	3.56
Interest Coverage Ratio — Required	2.18	2.50

Year-to-date Capital Expenditures — Restricted Group Actual	118.4	122.2
Maximum Annual Capital Expenditures — Restricted Group Allowed	137.8	146.0

Segment Metric Information (in thousands):
Local Access Lines	970.1	985.8
Complete Connections Subscribers	336.4	312.5
DSL Subscribers	130.8	99.5
Custom Connections Subscribers	123.4	71.4

GSM:
Postpaid Wireless Subscribers	119.3	8.3
Prepaid Wireless Subscribers	87.5	—
TDMA:
Postpaid Wireless Subscribers	187.0	303.6
Prepaid Wireless Subscribers	87.2	162.5

Total Wireless Subscribers	481.0	474.4

Consumer Long Distance Lines	423.5	414.4
Business Long Distance Lines	138.1	124.6

Total Long Distance Lines	561.6	539.0

Cincinnati Bell Telephone
Three Year Access Line Detail
(Unaudited)

(in thousands)
	2002				2003				2004
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Access Lines

In-Territory:
Primary Residential	631.2	628.1	624.7	624.3	624.6	620.3	617.7	613.9	611.8	606.3	601.5	592.7
Secondary Residential	71.7	69.8	68.0	66.6	64.3	62.2	60.0	58.1	56.0	54.0	52.2	50.5
Business/Other	322.2	319.5	315.9	314.5	313.2	310.2	308.0	304.6	301.5	299.6	298.4	296.6

Total In-Territory	1,025.1	1,017.4	1,008.6	1,005.4	1,002.1	992.7	985.7	976.6	969.3	959.9	952.1	939.8
Out-of-Territory:
Primary Residential	0.4	0.8	1.5	1.9	2.3	2.7	3.1	3.4	4.6	10.9	15.8	18.4
Secondary Residential	-	0.1	0.1	0.1	0.1	0.1	0.2	0.2	0.2	0.6	0.7	0.8
Business/Other	2.9	3.2	3.7	4.5	4.7	5.0	5.2	5.6	6.8	8.0	9.9	11.1

Total Out-of-Territory	3.3	4.1	5.3	6.5	7.1	7.8	8.5	9.2	11.6	19.5	26.4	30.3

Total Access Lines	1,028.4	1,021.5	1,013.9	1,011.9	1,009.2	1,000.5	994.2	985.8	980.9	979.4	978.5	970.1

Cincinnati Bell Inc.
Consolidated Revenue and Operating Income Excluding Broadband
(Unaudited)

(dollars in millions)
	For the Three Months			For the Twelve Months
	Ended December 31,		%	Ended December 31,		%
	2004	2003	Change	2004	2003	Change
Reconciliation of Consolidated Revenue to Consolidated Revenue Excluding Broadband
Revenue	$299.8	$311.2	(4%)	$1,207.1	$1,557.8	(23%)
Less adjustments:
Broadband Revenue	—	—	n/m	—	332.4	n/m
Broadband Intercompany Activity	—	—	n/m	—	(30.3)	n/m

Consolidated Revenue Excluding Broadband	$299.8	$311.2	(4%)	$1,207.1	$1,255.7	(4%)

Reconciliation of Consolidated Operating Income to Consolidated Operating Income Excluding Broadband
Operating Income	$63.4	$60.1	5%	$299.3	$684.0	(56%)
Less adjustments:
Broadband Operating Income	6.4	0.7	n/m	10.7	344.5	(97%)

Consolidated Operating Income Excluding Broadband	$57.0	$59.4	(4%)	$288.6	$339.5	(15%)

Cincinnati Bell Inc.
Net Debt Calculation
(Unaudited)

	December 31,	December 31,	Change
(dollars in millions)	2004	2003	$	%
Credit Facilities	$438.9	$608.4	$(169.5)	(28%	)
Cincinnati Bell Telephone notes	250.0	250.0	—	—
7 1/4% Senior notes due 2013 of Cincinnati Bell Inc.	500.0	500.0	—	—
16% Senior subordinated notes of Cincinnati Bell Inc.	375.2	360.6	14.6	4%
7 1/4% Senior notes due 2023 of Cincinnati Bell Inc.	50.0	50.0	—	—
8 3/8% Senior notes due 2014 of Cincinnati Bell Inc.	543.9	540.0	3.9	1%
Capital leases	15.5	18.2	(2.7)	(15%	)
Other short-term debt	1.6	2.7	(1.1)	(41%	)
Unamortized discount	(33.9)	(42.1)	8.2	(19%	)

Total Debt	2,141.2	2,287.8	(146.6)	(6%	)

Add: Interest Rate Swap Liability on 8 3/8% Notes due 2014	(3.9)	—	(3.9)	—
Less: Cash and Cash Equivalents	(24.9)	(26.0)	1.1	(4%	)

Net Debt (as defined by the company)	$2,112.4	$2,261.8	$(149.4)	(7%	)

Cincinnati Bell Inc.
Consolidated Statements of Cash Flows
(Unaudited)

(dollars in millions)	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
Consolidated Cash Flow	2004	2003	2004	2003
Cash provided by operating activities	$84.4	$79.9	$300.7	$310.6
Capital expenditures	(33.9)	(31.6)	(133.9)	(126.4)
Proceeds from sale of assets	1.4	—	3.3	82.7
Other	3.1	(0.1)	6.3	0.9

Cash used in investing activities	(29.4)	(31.7)	(124.3)	(42.8)

Issuance of long-term debt	—	540.0	—	1,390.0
Repayment of long-term debt	(70.1)	(576.2)	(189.5)	(1,585.1)
Short-term borrowings (repayments), net	19.2	(1.7)	17.7	(5.5)
Debt issuance costs	—	(15.2)	—	(80.4)
Issuance of common shares — exercise of stock options	0.5	0.7	2.4	2.2
Preferred stock dividends paid	(2.6)	(2.6)	(10.4)	(7.9)
Other	—	—	2.3	—

Cash used in financing activities	(53.0)	(55.0)	(177.5)	(286.7)

Net increase in cash and cash equivalents	2.0	(6.8)	(1.1)	(18.9)
Cash and cash equivalents at beginning of period	22.9	32.8	26.0	44.9

Cash and cash equivalents at end of period	$24.9	$26.0	$24.9	$26.0

Reconciliation of GAAP Cash Flow to Cash Flow as defined by the company
Net increase in cash and cash equivalents	$2.0	$(6.8)	$(1.1)	$(18.9)
Less adjustments:
Issuance of long-term debt (financing activities)	—	540.0	—	1,390.0
Repayment of long-term debt (financing activities)	(70.1)	(576.2)	(189.5)	(1,585.1)
Short-term borrowings (repayments), net (financing activities)	19.2	(1.7)	17.7	(5.5)
Restricted Cash	—	—	—	6.9
Proceeds from sale of assets (investing activities)	1.4	—	3.3	82.7

Cash flow (as defined by the company)	$51.5	$31.1	$167.4	$92.1

Cash Expenditures for Restructuring	$(1.6)	$(9.0)	$(4.5)	$(21.3)
Income Tax Refunds / (Payments)	$(0.4)	$—	$(2.3)	$0.3

Reconciliation of EBITDA to Operating Income (GAAP)

	For the Three Months	For the Twelve Months
	Ended December 31,	Ended December 31,
	2004	2003
Operating Income (GAAP)	$63.4	$299.3

Add:
Depreciation and Amortization	45.0	187.7
Restructuring	11.4	11.6
Gain on Sale of Assets	(3.7)	(3.7)
Asset Impairments & Other	1.7	3.2

	54.4	198.8

EBITDA (Non-GAAP)	$117.8	$498.1